Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included in the Company’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 22, 2024.

On April 3, 2024, Oruka entered into a Merger Agreement with ARCA and the Merger Subs, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, First Merger Sub will merge with and into Oruka, with Oruka continuing as a wholly owned subsidiary of ARCA and the surviving corporation of the Merger. On August 29, 2024, (the “Closing Date” or the “Effective Time”), Oruka completed its merger with ARCA in accordance with terms of the Merger Agreement, pursuant to which, among other matters, Oruka merged with and into Second Merger Sub, with Second Merger Sub being the surviving entity of the Second Merger. Second Merger Sub changed its corporate name to “Oruka Therapeutics Operating Company, LLC” and ARCA changed its name to “Oruka Therapeutics, Inc.” ARCA following the Merger is referred to herein as the “combined company.” The combined company is led by Oruka’s management team and remains focused on developing biologics to optimize the treatment of inflammatory skin diseases.

In accordance with an exchange ratio determined in accordance with the terms of the Merger Agreement (the “Exchange Ratio”) (together with the Oruka pre-closing financing, the “Transactions”), immediately prior to the Effective Time, (i) each share of Oruka common stock outstanding, including outstanding and unvested Oruka restricted stock and shares of Oruka common stock issued in connection with the Subscription Agreement (both defined in Note 1 of the accompanying notes), were converted into the right to receive shares of ARCA common stock, which were subject to the same vesting provisions as those immediately prior to the Merger, (ii) each share of Oruka Series A convertible preferred stock was converted into the right to receive ARCA Series B convertible preferred stock, (iii) each option or warrant to purchase Oruka common stock was converted into the right to receive an option or warrant to purchase ARCA common stock, which were subject to the same vesting provisions as those immediately prior to the Merger, and (iv) each pre-funded warrant to purchase shares of Oruka common stock issued in connection with the Subscription Agreement was converted into the right to receive a pre-funded warrant to purchase shares of ARCA common stock.

The Exchange Ratio is calculated as 6.8569 shares of ARCA common stock for each fully-diluted share of Oruka common stock on the Closing Date. Under the Exchange Ratio formula, the former Oruka stockholders immediately before the effective time, including those purchasing shares and pre-funded warrants in the Oruka pre-closing financing, own approximately 97.6% of the outstanding common stock of the combined company on a fully-diluted basis, and the stockholders of ARCA immediately before the effective time are estimated to own approximately 2.4% of the outstanding common stock of the combined company on a fully-diluted basis and which give effect to, (a) ARCA’s net cash balance (as defined in the Merger Agreement) as of the Closing being approximately $5.0 million, (b) Oruka closing on approximately $275.0 million, which includes $25.0 million of proceeds previously received from the issuance of the Convertible Note and accrued interest on such note, in the Oruka pre-closing financing described in the accompanying notes below, (c) a valuation for ARCA equal to its net cash as of the business day immediately prior to the closing date of the Merger, plus $6.0 million, and (d) a valuation for Oruka equal to $175.0 million, in each case as further described in the Merger Agreement.

The following unaudited pro forma condensed combined financial information gives effect to the Merger, which is accounted for as a reverse recapitalization under United States Generally Accepted Accounting Principles, or U.S. GAAP. For further details related to the accounting for the Merger, please see Notes 1 and 3 below. Following the consummation of the Merger, the Company effected a one-for-twelve reverse stock split of the Company’s common stock, which became effective on September 3, 2024. All information related to the Company’s common stock, common stock warrants, restricted stock awards, and stock options, as well as the per share amounts, have been retroactively adjusted to give effect for the one-for-twelve reverse stock split for all periods presented, unless stated otherwise.

The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of ARCA and Oruka as of June 30, 2024 and depicts the accounting of the transactions prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, as amended (“pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2024 for ARCA, the period from February 6, 2024 (inception) to June 30, 2024 for Oruka, and the year ended December 31, 2023 for ARCA combine the historical results of ARCA and Oruka for those periods and depict the pro forma transaction accounting adjustments assuming that those adjustments were made as of January 1, 2023 (“pro forma statements of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statements of operations transaction accounting adjustments are referred to as “transaction accounting adjustments” or “pro forma adjustments”.

These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

●	the historical unaudited condensed consolidated financial statements of Oruka as of June 30, 2024 and for the period from February 6, 2024 (inception) to June 30, 2024, as well as the three months ended June 30, 2024, and the related notes included in Exhibit 99.3 of this Current Report on Form 8-K of which this Exhibit 99.5 is a part;

●	the historical audited financial statement of Oruka as of February 6, 2024, and the related notes included in Exhibit 99.2 of this Current Report on Form 8-K of which this Exhibit 99.5 is a part;

●	the historical unaudited condensed consolidated financial statements of ARCA as of and for the six months ended June 30, 2024, and the related notes included in its Quarterly Report on Form 10-Q filed with the SEC on August 1, 2024;

●	the historical audited consolidated financial statements of ARCA for the year ended December 31, 2023, and the related notes included in its Annual Report on Form 10-K filed with the SEC on February 1, 2024;

●	the section titled “ARCA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information relating to ARCA in its Quarterly Report on Form 10-Q filed with the SEC on August 1, 2024; and

●	the section titled “Oruka’s Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and other financial information relating to Oruka included in Exhibit 99.4 of this Current Report on Form 8-K of which this Exhibit 99.5 is a part.

The unaudited pro forma condensed combined financial information is based on the assumptions and pro forma adjustments that are described in the accompanying notes. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had ARCA and Oruka been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2024
(In thousands, except share amounts)

	Historical
	5(A)	5(B)
	ARCA Biopharma, Inc.	Oruka Therapeutics, Inc.	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$33,283	$15,121	$(1,509)	5(a)	$251,668
			249,039	5(c)
			(17,685)	5(d)
			(3,016)	5(e)
			(465)	5(h)
			(23,400)	5(i)
			300	5(j)
Prepaid expenses and other current assets	537	1,700	(502)	5(f)	1,735
Total current assets	33,820	16,821	202,762		253,403
Operating lease right-of-use assets	8	999	(8)	5(g)	999
Property and equipment, net	4	-	(4)	5(g)	-
Other assets	12	2,358	(2,315)	5(d)	55
Total assets	$33,844	$20,178	$200,435		$254,457

Liabilities, Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$571	$2,579	$-		$3,150
Accrued expenses and other current liabilities	700	853	(18)	5(c)	944
			(567)	5(e)
			(24)	5(g)
Related party accounts payable and other current liabilities	-	15,437	-		15,437
Operating lease liabilities, current	-	61	-		61
Common stock warrant liability		430	-		430
Total current liabilities	1,271	19,360	(609)		20,022
Operating lease liabilities - net of current portion	-	925	-		925
Accrued expenses and other current liabilities	-	961	(961)	5(c)	-
Notes payable to related parties, noncurrent	-	24,982	(24,982)	5(c)	-
Total liabilities	1,271	46,228	(26,552)		20,947

Oruka Series A convertible preferred stock	-	2,931	(2,931)	5(b)	-

Stockholders’ equity (deficit)
Oruka Series B convertible preferred stock	-	-	2,931	5(b)	2,931
ARCA common stock, $0.001 par value	14	-	(14)	5(k)	-
Oruka common stock, $0.0001 par value	-	1	-	5(c)	5
			4	5(c)

Additional paid-in capital	225,987	338	25,961	5(c)	259,894
			249,035	5(c)
			(20,000)	5(d)
			171	5(h)
			(23,400)	5(i)
			(198,198)	5(k)

Accumulated deficit	(193,428)	(29,320)	(1,509)	5(a)	(29,320)
			(2,449)	5(e)
			(502)	5(f)
			12	5(g)
			(636)	5(h)
			300	5(j)
			198,212	5(k)
Total stockholders’ equity (deficit)	32,573	(28,981)	226,987		230,579
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$33,844	$20,178	$200,435		$254,457

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2024
(In thousands, except share and per share amounts)

	Historical
	6(A)	6(B)
	ARCA Biopharma, Inc.	Oruka Therapeutics, Inc.	Transaction Accounting Adjustments	Note	Pro Forma Combined	Note
Operating expenses:
Research and development	$295	$23,866	$639	6(f)	$24,800
General and administrative	5,309	4,490	1,715	6(f)	11,514
Total operating expenses	5,604	28,356	2,354		36,314
Income (loss) from operations	(5,604)	(28,356)	(2,354)		(36,314)
Other income (expense), net
Interest income	917	-	-		917
Interest expense	-	(964)	964	6(e)	-
Total other income (expense), net	917	(964)	964		917
Net loss	$(4,687)	$(29,320)	$(1,390)		$(35,397)

Net loss	$(4,687)				$(35,397)
Weighted average common shares outstanding, basic and diluted	14,504,011				32,712,988	6(h)
Net loss per share attributable to common stockholders, basic and diluted	$(0.32)				$(1.08)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023
(In thousands, except share and per share amounts)

	Historical
	6(C)	6(D)
	ARCA Biopharma, Inc.	Oruka Therapeutics, Inc.	Transaction Accounting Adjustments		Pro Forma Combined
Operating expenses:
Research and development	$1,013	$-	$1,277	6(f)	$2,290
General and administrative	6,283		1,509	6(a)	12,348
			502	6(b)
			(12)	6(c)
			636	6(d)
			3,430	6(f)
Total operating expenses	7,296	-	7,342		14,638
Income (loss) from operations	(7,296)	-	(7,342)		(14,638)
Other income (expense), net
Interest income	1,957		-		1,957
Interest expense	-		-		-
Gain on sale of assets	-	-	300	6(g)	300
Total other income (expense), net	1,957	-	300		2,257
Net loss	$(5,339)	$-	$(7,042)		$(12,381)

Net loss	$(5,339)				$(12,381)
Weighted average common shares outstanding, basic and diluted	14,415,877				32,705,644	6(h)
Net loss per share attributable to common stockholders, basic and diluted	$(0.37)				$(0.38)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On April 3, 2024, ARCA, Oruka, First Merger Sub, and Second Merger Sub entered into the Merger Agreement to which the First Merger Sub merges with and into Oruka, with Oruka becoming a wholly owned subsidiary of ARCA. On August 29, 2024, Oruka completed its merger with ARCA in accordance with terms of the Merger Agreement, pursuant to which, among other matters, Oruka merged with and into the Second Merger Sub, with the Second Merger Sub being the surviving entity. Subsequent to the Second Merger, Second Merger Sub remained a wholly owned subsidiary of ARCA and ARCA changed its name to “Oruka Therapeutics, Inc.” Subject to the terms and conditions of the Merger Agreement, at closing of the Merger (the “Closing”):

a)	each outstanding share of, and pre-funded warrant related to, Oruka common stock, including (i) outstanding and unvested Oruka Restricted Stock (defined below) was converted into the right to receive a number of shares of, and pre-funded warrants related to, ARCA common stock, based on the Exchange Ratio;

b)	each outstanding share of Oruka Series A convertible preferred stock at closing was exchanged into Oruka Series B convertible preferred stock, which are each convertible into 83.33 shares of ARCA common stock multipled by the Exchange Ratio divided by 1,000; and

c)	each outstanding and unexercised option or warrant to purchase shares of Oruka common stock (“Oruka options” or “Oruka warrants”, respectively) immediately prior to Closing was assumed by ARCA and was converted into an option or warrant to purchase shares of ARCA common stock which continues to vest pursuant to the original terms with necessary adjustments to the number of shares and exercise price to reflect the Exchange Ratio.

All Oruka restricted stock outstanding and unvested immediately prior to Closing (“Oruka Restricted Stock”) that was assumed by ARCA in the Merger remained unvested to the same extent and is subject to the same repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement.

Under the terms of the Merger Agreement, the board of directors of ARCA took actions to accelerate the vesting of certain outstanding options to purchase ARCA common stock held by a current employee, director or consultant of ARCA as of the closing of the Merger. The acceleration of vesting of ARCA’s options occurred either upon a change of control as defined, pursuant to the terms of the original awards, or a modification of the awards as a result of the Merger.

Immediately following the Merger, ARCA stockholders owned approximately 2.4% of the outstanding capital stock of the combined company on a fully diluted basis, former Oruka stockholders owned approximately 41.6% of the outstanding capital stock of the combined company on a fully diluted basis, and investors participating in the Subscription Agreement (defined below) owned approximately 56.0% of the outstanding capital stock of the combined company on a fully diluted basis. Oruka stockholders received approximately 49,373,591 shares on a fully diluted basis in connection with the Merger, including (i) 9,639,079 shares of ARCA common stock, stock options and warrants, based on the number of shares of Oruka common stock outstanding immediately prior to the Merger, including Oruka Restricted Stock, of which 6,441,104 of stock options, warrants and restricted stock remains subject to vesting terms (ii) 22,784,139 shares of Oruka common stock, and 5,522,207 pre-funded warrants related to, Oruka common stock issued to investors participating in the Subscription Agreement (defined below), and (iii) 11,428,166 shares of Oruka convertible preferred stock outstanding as of June 30, 2024, which were exchanged into shares of Oruka Series B convertible preferred stock. These amounts were subject to certain inputs, which include, but are not limited to, (a) ARCA’s net cash balance (as defined in the Merger Agreement) as of the Closing being approximately $5.0 million, (b) Oruka raising approximately $275.0 million in the Oruka pre-closing financing described in Exhibit 99.2 of this Current Report on Form 8-K, (c) a valuation for ARCA equal to its net cash as of the business day immediately prior to the closing date of the Merger, plus $6.0 million, and (d) a valuation for Oruka equal to $175.0 million, in each case as further described in the Merger Agreement. The following table summarizes the pro forma number of shares of common stock of the combined company outstanding following the consummation of the Transactions:

	Pro Forma (ARCA Net Cash at Closing of $5.0 Million)
Equity Capitalization Summary (fully diluted basis) Upon Consummation of the Merger	Number of Shares Owned	% Ownership
Oruka stockholders	21,067,245	41.6%
ARCA stockholders	1,208,928	2.4%
Investors participating in the Subscription Agreement(1)	28,306,346	56.0%
Total common stock of the combined company	50,582,519	100.0%

(1)	Includes 5,522,207 pre-funded warrants related to the Subscription Agreement.

The employment agreements for ARCA employees include entitlement to change in control payments for certain executives, and severance and retention bonus payments for certain non-executives, the aggregate of which was treated as pre-merger compensation expense of ARCA and was reflected as an increase to accrued expenses of ARCA, which were assumed by the combined company at Closing. Prior to the Closing, ARCA also (i) discontinued its research and development activities, (ii) sold its assets held for sale, and (iii) terminated and/or expired its operating leases. Additionally, ARCA’s current Directors & Officers (“D&O”) policy was fully utilized at Closing.

Private Financing Transaction — Subscription Agreement

Concurrently with the execution of the Merger Agreement, certain parties entered into a subscription agreement with Oruka to purchase, prior to the consummation of the Merger, approximately 3,322,793 shares of Oruka common stock and 805,350 pre-funded warrants, at a purchase price of $66.62 per share and $66.61 per warrant, for an aggregate purchase price of approximately $275.0 million, which includes $25.0 million proceeds received as of June 30, 2024 from the issuance of a convertible note and accrued interest. At the close of the Merger based on the Exchange Ratio, the Oruka common shares and pre-funded warrants subscribed for were converted into the right to receive 22,784,139 shares of common stock and 5,522,207 pre-funded warrants. The subscription agreement was subsequently amended and restated on July 3, 2024 (the “Subscription Agreement”) to provide for, among other things, the issuance of warrants to certain of Oruka’s employees, directors and service providers. The purchase price of the common stock and pre-funded warrants was reduced to the amounts above due to the issuance of employee stock options since the original Subscription Agreement signing. Shares of Oruka common stock and pre-funded warrants to purchase shares of Oruka common stock issued pursuant to the Subscription Agreement were converted into shares of ARCA common stock and pre-funded warrants to purchase shares of ARCA common stock at Closing per the Merger Agreement.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of SEC Regulation S-X, as amended. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Merger. The unaudited pro forma condensed combined statement of operations data for the six months ended June 30, 2024 and the unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2023, give effect to the Merger as if it had been consummated on January 1, 2023. The unaudited pro forma condensed combined balance sheet as of June 30, 2024 gives effect to the Merger and combines the historical balance sheets of ARCA and Oruka as of such date.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Following the consummation of the Merger, the Company effected a one-for-twelve reverse stock split of the Company’s common stock, which became effective on September 3, 2024. All information related to the Company’s common stock, common stock warrants, restricted stock awards, and stock options, as well as the per share amounts, have been retroactively adjusted to give effect for the one-for-twelve reverse stock split for all periods presented, unless stated otherwise.

3. Accounting for the Merger

The unaudited pro forma condensed combined financial information gives effect to the Merger, which was accounted for under U.S. GAAP as an in-substance reverse recapitalization of ARCA by Oruka, as the transaction is, in essence, the issuance of equity for ARCA’s net assets, which primarily consist of cash and other nominal non-operating assets and liabilities. Under this method of accounting, Oruka was considered the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the Merger:

●	Oruka is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones;

●	Oruka stockholders own a substantial majority of the voting rights in the combined company;

●	Oruka’s largest stockholder retains the largest interest in the combined company;

●	Oruka designated the initial members of the board of directors of the combined company;

●	Oruka’s executive management team became the management of the combined company; and

●	The combined company was renamed “Oruka Therapeutics, Inc.”

As a result of Oruka being the accounting acquirer, Oruka’s assets and liabilities were recorded at their pre-combination carrying amounts. ARCA’s assets and liabilities were measured and recognized at their fair values as of the effective time, which approximate the carrying value of the acquired cash and other non-operating assets, with no goodwill or other intangible assets recorded. Any difference between the consideration transferred and the fair value of the net assets of ARCA following the determination of the actual consideration transferred for ARCA was reflected as an adjustment to additional paid-in capital. For periods prior to Closing, the historical financial statements of Oruka became the historical financial statements of the combined company.

4. Shares of ARCA Common Stock, Convertible Preferred Stock, Options, and Warrants Issued to Oruka Stockholders upon Closing of the Merger

At Closing, all outstanding shares of Oruka common stock, on a fully-diluted basis, were exchanged for shares of ARCA common stock based on the Exchange Ratio of 6.8569 determined in accordance with the terms of the Merger Agreement and subsequently adjusted for giving effect to the one-for-twelve reverse stock split of Oruka common stock that occurred on September 3, 2024. The number of shares of ARCA common stock that ARCA issued to Oruka’s stockholders based on ARCA’s net cash at Closing of $5.0 million is determined as follows:

Shares of Oruka common stock outstanding as of June 30, 2024(1)	5,405,528
Shares of Oruka common stock issued upon conversion of Oruka convertible preferred stock	11,428,166
Shares of Oruka common stock issued upon exercise of Oruka stock options and warrants(2)	4,233,551
Shares of Oruka common stock issued in connection with the Subscription Agreement, see Note 5(c)	22,784,139
Shares of Oruka common stock issued upon exercise of Oruka pre-funded warrants issued in connection with the Subscription Agreement, see Note 5(c)	5,522,207
Fully diluted shares issued to Oruka stockholders and Investors participating in Subscription Agreement adjusted for one-for-twelve reverse stock split of combined company common stock	49,373,591

(1)	Represents shares of Oruka common stock outstanding as of June 30, 2024, including 2,207,553 shares of unvested Oruka Restricted Stock.

(2)

Represents the outstanding options as of June 30, 2024 to acquire Oruka common stock and warrants issued in July 2024 and August 2024 to acquire Oruka common stock. Such stock options and warrants became exercisable for shares of ARCA common stock following the Merger.

There may be differences because for purposes of the pro forma presentation as the reverse stock split was already reflected in the re-casted historical financials, however, the actual sequence of the events was the merger preceded the reverse split which results in some immaterial rounding differences on the share numbers. The Pro Forma presentation reflects share calculations based on the actual order of events.

5. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2024

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

5(A)	Derived from the unaudited condensed consolidated balance sheet of ARCA as of June 30, 2024.

5(B)	Derived from the unaudited condensed consolidated balance sheet of Oruka as of June 30, 2024.

Pro forma Balance Sheet Transaction Accounting Adjustments:

5(a)	To reflect preliminary incremental compensation expense of $1.5 million related to severance, retention bonuses and change in control payments resulting from pre-existing employment agreements or from approval from ARCA’s board of directors that were incurred upon closing of the Merger. The pro forma adjustment is reflected as a decrease in cash of $1.5 million for the severance and retention bonuses payments made subsequent to June 30, 2024 and an increase to accumulated deficit of $1.5 million.

5(b)	To reflect the exchange of all outstanding shares of Oruka Series A convertible preferred stock, with a carrying amount of $2.9 million, into ARCA Series B convertible preferred stock at the closing of the Merger, with the terms of ARCA Series B convertible preferred stock resulting in classification within stockholders’ equity.

5(c)

To reflect the issuance of 22,784,139 shares of Oruka common stock and 5,522,207 pre-funded warrants, pursuant to the Subscription Agreement entered into concurrently with the execution of the Merger Agreement, for an aggregate purchase price of $275.0 million, which includes $25.0 million proceeds received as of June 30, 2024 from the issuance of the convertible note. The aggregate proceeds are net less than $0.1 million of debt issuance costs and include accrued interest of $1.0 million as of June 30, 2024 adjusted through accumulated deficit (see Note 6(e)), for net proceeds prior to transaction costs of $249.0 million. The proceeds received in connection with the Subscription Agreement are recorded net of transaction costs deemed to be direct and incremental costs of the equity financing in the amount of approximately $20.0 million (see Note 5(d)) for net proceeds from the Subscription Agreement post-transaction costs of $229.0 million. The issuance of shares in connection with the Subscription Agreement are recorded as the issuance of Oruka common stock at par value, with the remaining amount recorded to additional paid-in-capital.

         The net cash proceeds received prior to direct and incremental transaction costs from the Subscription Agreement and corresponding adjustment to additional paid-in-capital upon close of the Merger is determined as follows (in thousands):

Aggregate purchase price of the Subscription Agreement	$275,000
Net proceeds previously received from issuance of convertible note as of June 30, 2024	(24,982)
Debt issuance costs recorded as part of issuance of convertible note as of June 30, 2024	(18)
Accrued interest payable as part of issuance of convertible note as of June 30, 2024, see Note 6(e)	(961)
Net proceeds received prior to direct and incremental transaction costs from the Subscription Agreement upon close of the Merger	$249,039
Issuance of Oruka common stock and pre-funded warrants at par value upon close of the Merger	(4)
Additional paid-in capital related to the issuance of Oruka common stock and pre-funded warrants upon close of the Merger (excluding Oruka common stock issued in connection with conversion of convertible note)	$249,035

5(d)	To reflect transaction costs of $17.7 million, not yet reflected in the historical financial statements, that were incurred by Oruka in connection with the Merger, and $2.3 million reflected in the historical financial statements as deferred offering costs, such as advisory, legal and auditor fees, as a reduction in cash and a reduction in other assets in the unaudited pro forma condensed combined balance sheet. As the Merger was accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash, of ARCA, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

5(e)	To reflect transaction costs of $2.4 million, not yet reflected in the historical financial statements and $0.6 million reflected in the historical financial statements, which were incurred by ARCA in connection with the Merger, such as advisory, legal and auditor fees and including the estimated $0.4 million cost of a D&O tail policy, as a reduction in cash of $3.0 million, a reduction in accrued expenses of $0.6 million, and a reduction in accumulated deficit of $2.4 million in the unaudited pro forma condensed combined balance sheet.

5(f)	To derecognize $0.5 million of ARCA’s prepaid expenses consisting of $0.1 million of prepaid expenses related to software that were not utilized and $0.4 million of prepaid insurance primarily related to the current ARCA’s D&O policy that were fully utilized at Closing.

5(g)	To reflect the derecognition of ARCA’s operating leases that expired prior to the closing of the Merger and the derecognition of property and equipment that was fully depreciated prior to the closing of the Merger. The operating lease right-of-use assets and property and equipment of less than $0.1 million were derecognized.

5(h)	To reflect the one-time stock compensation expense of $0.6 million in general and administrative expense related to the acceleration of stock options pursuant to pre-existing grant agreements, which provide for such acceleration upon a change in control provision, which was triggered by the Merger, as well as a modification to accelerate vesting of in-the-money stock options, and to reflect the one-time cash payment of $0.4 million to settle in-the-money stock options per terms of the Merger Agreement.

5(i)	To reflect a one-time dividend of $23.4 million declared and paid on the shares of ARCA common stock outstanding prior to the Merger. The dividend was treated as a decrease in additional paid-in capital in the unaudited pro forma condensed combined balance sheet.

5(j)	To reflect a one-time gain on sale assets for $0.3 million for the disposition of ARCA remaining assets to ARCA’s former CEO.

5(k)	To reflect the recapitalization of Oruka and the derecognition of the accumulated deficit of ARCA which is reversed to additional paid-in capital.

The derecognition of accumulated deficit of ARCA of $198.5 million is determined as follows (in thousands):

Accumulated deficit of ARCA as of June 30, 2024	$193,428
Compensation expense related to ARCA severance, retention bonuses and change in control payments, see Note 5(a)	1,509
Preliminary estimated transaction costs of ARCA, see Note 5(e)	2,449
Derecognition of ARCA prepaid software expenses and prepaid insurance, see Note 5(f)	502
Derecognition of ARCA operating leases, see Note 5(g)	(12)
Pre-Merger stock-based compensation expense for ARCA’s accelerated awards, see Note 5(h)	636
Disposition of ARCA remaining assets, see Note 5(j)	(300)
Total adjustment to derecognize the accumulated deficit of ARCA	$198,212

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma notes:

6(A)	Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of ARCA for the six months ended June 30, 2024.

6(B)	Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Oruka for the period February 6, 2024 (inception) to June 30, 2024.

6(C)	Derived from the audited consolidated statement of operations and comprehensive loss of ARCA for the year ended December 31, 2023.

6(D)	Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Oruka for the year ended December 31, 2023.

Oruka and ARCA did not record any provision or benefit for income taxes during the six months ended June 30, 2024 because each company expects to incur a pre-tax loss in 2024 and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no pro forma adjustments have an impact on associated income tax.

Pro forma Statements of Operations Transaction Accounting Adjustments:

6(a)	To reflect preliminary estimated incremental compensation expense related to severance, retention bonuses and change in control payments recorded in general and administrative expenses of $1.5 million, resulting from pre-existing employment agreements or from approval from ARCA’s board of directors that were incurred upon Closing assuming that the adjustment described in Note 5(a) was made on January 1, 2023.

6(b)	To reflect the derecognition of ARCA’s prepaid expenses of $0.1 million related to software that was not be utilized, and prepaid insurance of $0.4 million primarily related to the current ARCA D&O policy that was fully utilized at Closing, assuming the adjustment made in Note 5(f) was made on January 1, 2023.

6(c)	To reflect the derecognition of ARCA’s operating leases that expired prior to the closing of the Merger and the derecognition of property and equipment that was fully depreciated prior to the closing of the Merger. The operating lease right-of-use assets and property and equipment of less than $0.1 million will be derecognized, assuming the adjustment made in Note 5(g) was made on January 1, 2023.

6(d)	To reflect the one-time stock compensation expense of $0.6 million in general and administrative expense related to the acceleration of stock options pursuant to pre-existing grant agreements which provide for such acceleration upon a change in control provision, which were triggered by the Merger, as well as a modification to accelerate vesting of in-the-money stock options, assuming the adjustment made in Note 5(h) was made on January 1, 2023.

6(e)	To reflect Oruka’s interest expense related to its convertible note that is recorded in its historical financial statements, to be derecognized in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2024 assuming that the adjustment described in Note 5(c) was made on January 1, 2023.

6(f)	To reflect stock compensation expenses of $3.4 million and $1.7 million for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively, in general and administrative expense and reflect stock compensation expenses of $1.3 million and $0.6 million for the year ended December 31, 2023 and the six months ended June 30, 2024, respectively in research and development, related to warrants issued to certain employees, directors and service providers pursuant to the Subscription Agreement as amended and restated, assuming the adjustment was made on January 1, 2023. These warrants vest over 4 years from the date of issuance.

6(g)	To reflect a one-time gain on sale assets for $0.3 million for the disposition of ARCA remaining assets to ARCA’s former CEO.

6(h)	The pro forma combined basic and diluted net loss per share has been adjusted to reflect the pro forma net loss for the six months ended June 30, 2024 and the year ended December 31, 2023. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company for the respective periods, after giving effect to the one-for-twelve reverse stock split. Pro forma weighted average shares outstanding includes the pre-funded warrants related to the Subscription Agreement as the exercise price is negligible and they are fully vested and exercisable. The pro forma weighted average shares have been calculated as follows:

	June 30, 2024	December 31, 2023
	Basic and Diluted	Basic and Diluted
Historical weighted average number of ARCA common shares outstanding	1,208,667	1,201,323
Shares of ARCA common stock issued to Oruka stockholders upon close of Merger and giving effect of one-to-twelve reverse stock split, assuming consummation of the Merger as of January 1, 2023(1)	31,504,321	31,504,321
Pro forma combined weighted average number of common shares outstanding	32,712,988	32,705,644

(1)	Represents the shares of ARCA common stock issued to Oruka stockholders at Closing, excluding (i) the outstanding and unvested Oruka Restricted Stock, Oruka stock options, and Oruka warrants at Closing that were converted to the right to receive 2,207,553 shares of the Combined Company’s common stock, 1,179,193 stock options, and 3,054,358 warrants, respectively and (ii) the outstanding Oruka convertible preferred stock that were exchanged for 11,428,166 shares of Oruka Series B convertible preferred stock. The 2,207,553 shares of Oruka common stock, 1,179,193 stock options, and 3,054,358 warrants are subject to the same vesting conditions.

Please see below selected financial data presenting selected share and per share data reflecting the effect of the reverse stock split on all periods previously reported. The selected financial data is derived from the consolidated financial statements included in the ARCA Annual Report on Form 10-K filed with the SEC on February 1, 2024 and consolidated financial statements included in the ARCA Quarterly Reports on Form 10-Q filed with the SEC on April 25, 2024 and August 1, 2024, as adjusted to reflect the reverse stock split for all periods presented. The results for interim periods are not necessarily indicative of the results that may be expected for the entire year.

AS REPORTED

(in thousands, except per share amounts)

	Years Ended December 31,
	2023	2022
Net loss applicable to common shareholders	$(5,339)	$(9,926)
Net loss per share, basic and diluted	$(0.37)	$(0.69)
Weighted average common shares outstanding, basic and diluted	14,415,877	14,410,143
Common shares outstanding at period end	14,501,143	14,410,143

	Three Months Ended March 31,
	2024	2023
Net loss applicable to common shareholders	$(2,009)	$(1,346)
Net loss per share, basic and diluted	$(0.14)	$(0.09)
Weighted average common shares outstanding, basic and diluted	14,501,143	14,410,143
Common shares outstanding at period end	14,501,143	14,410,143

	Three Months Ended June 30,
	2024	2023
Net loss applicable to common shareholders	$(2,678)	$(1,480)
Net loss per share, basic and diluted	$(0.18)	$(0.10)
Weighted average common shares outstanding, basic and diluted	14,506,879	14,410,143
Common shares outstanding at period end	14,507,143	14,410,143

	Six Months Ended June 30,
	2024	2023
Net loss applicable to common shareholders	$(4,687)	$(2,826)
Net loss per share, basic and diluted	$(0.32)	$(0.20)
Weighted average common shares outstanding, basic and diluted	14,504,011	14,410,143
Common shares outstanding at period end	14,507,143	14,410,143

AS ADJUSTED FOR ONE-FOR-TWELVE REVERSE STOCK SPLIT

(in thousands, except per share amounts)

	Years Ended December 31,
	2023	2022
Net loss applicable to common shareholders	$(5,339)	$(9,926)
Net loss per share, basic and diluted	$(0.37)	$(0.69)
Weighted average common shares outstanding, basic and diluted	1,201,323	1,200,845
Common shares outstanding at period end	1,208,428	1,200,845

	Three Months Ended March 31,
	2024	2023
Net loss applicable to common shareholders	$(2,009)	$(1,346)
Net loss per share, basic and diluted	$(0.14)	$(0.09)
Weighted average common shares outstanding, basic and diluted	1,208,428	1,200,845
Common shares outstanding at period end	1,208,428	1,200,845

	Three Months Ended June 30,
	2024	2023
Net loss applicable to common shareholders	$(2,678)	$(1,480)
Net loss per share, basic and diluted	$(0.18)	$(0.10)
Weighted average common shares outstanding, basic and diluted	1,208,906	1,200,845
Common shares outstanding at period end	1,208,928	1,200,845

	Six Months Ended June 30,
	2024	2023
Net loss applicable to common shareholders	$(4,687)	$(2,826)
Net loss per share, basic and diluted	$(0.32)	$(0.20)
Weighted average common shares outstanding, basic and diluted	1,208,667	1,200,845
Common shares outstanding at period end	1,208,928	1,200,845